NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE OR CONVERTIBLE INTO, IF APPLICABLE, HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: March 1, 2011

A-__
$________
15% DEBENTURE
DUE December 1, 2011

THIS DEBENTURE of China Sure Water (USA) Inc., a New York corporation, having a principal place of business atB-18a Zhiye Garden, Shuguang Park, Zizhuyuan Road, Haidian District, Beijing ,China (the "Company"), designated as its 15% Debenture, due the date which is nine months from the Original Issue Date set forth above (the "Debenture").

FOR VALUE RECEIVED, the Company promises to pay to ________________ or its registered assigns (the "Holder"), the principal sum of $250,000 ("Principal Amount") on the earlier of (i) date which is nine months from the Original Issue Date set forth above or (ii) upon the New Financing Date, as defined in Section 10 (the "Maturity Date"), and to pay accrued interest at the rate of fifteen (15%) percent (the "Interest Rate") per annum.

This Debenture is subject to the terms and conditions set forth in the Purchase Agreement, as well as to the following additional provisions:

Section 1.               This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 2.               This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 3.                Events of Default.

(a)              "Event of Default", wherever used herein, means anyone of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the principal amount of this Debenture when the same shall become due and payable, either at Maturity or by acceleration or otherwise; or

(ii) default shall be made in the payment of interest on this Debenture when the same becomes due and payable and the default continues for a period of five (5) Business Days; or

(iii) any representation or warranty made by the Company in the Purchase Agreement or any other Transaction Documents was incorrect in any material respect on or as of the date made; or

(iv) the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture or any of the other Transaction Documents which failure is not cured, if possible to cure, within twenty (20) Business Days after written notice of such default is sent by the Holder or by any other holder to the Company; or

(v) the Company shall commence, or there shall be commenced against the Company a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty (60) calendar days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) calendar days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing; or

(vi) default with respect to any indebtedness for borrowed money of the Company or under any agreement to which the Company is a party and such default exceeds $250,000; or

(vii) default with respect to any contractual obligation of the Company under or pursuant to any contract, lease, or other agreement to which the Company is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Company's contractual liability arising out of such default exceeds or is reasonably estimated to exceed $250,000; or

(viii) final judgment for the payment of money in excess of $250,000 shall be rendered against the Company and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed.

(b)           If any Event of Default occurs, the full principal amount of this Debenture, together with accrued interest and other amounts owing in respect thereof, to the date of acceleration shall become immediately due and payable in cash. Commencing upon an Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at the rate of twenty percent (20%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law. The Holder shall provide the Company with a presentment, demand, protest or other notice upon an alleged Event of Default before an Event of Default is deemed to have occur.

Section 4.              This Debenture is a direct obligation of the Company, and the obligation of the Company to repay this Debenture is absolute and unconditional, but is expressly subordinated to all currently outstanding secured indebtedness of the Company outstanding on the date hereof. The repayment terms hereof and the separate consideration described in the Purchase Agreement agreed to be paid to Holder for making the loan evidenced by this Debenture reflect the substantial risks Holder is assuming by virtue of such subordination and Holder's further agreement evidenced hereby that no recourse shall be had for the payment of the principal of, or interest on the Debenture, or for any claim based hereon, or otherwise in respect hereof, against any shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the express terms hereof and as part of the consideration for the repayment terms here or hereof, expressly waived and released.

Section 5.              Interest on the amount advanced will accrue on this Debenture until the Maturity Date at the rate of fifteen percent (15%) per annum based on a 360-day year. Interest shall be payable quarterly in arrears, with the first such payment of interest due and payable on the first Business Day of the first calendar quarter following the issuance of this Debenture, and subsequent payments of interest shall be due and payable on the first Business Day of each calendar quarter thereafter. If any portion of this Debenture is outstanding on the Maturity Date, interest at the rate of twenty percent (20%) per annum or the highest rate allowed by law, whichever is lower, shall accrue on the outstanding principal of this Debenture from the Maturity Date to and including the date of payment by the Company. All past due interest shall accrue on a daily basis and shall be payable in cash. The Holder may demand payment of all or any part of this Debenture, together with accrued interest, if any, and any other amounts due hereunder, as of the Maturity Date or any date thereafter.

Section 6.               The Holder shall have the right, at his option, at any time on or before the repayment of the Debenture, to convert, in whole or in part, subject to the terms and provisions hereof, the Principal Amount of the Debenture and interest accrued through the date of conversion, into securities to be issued by the Company in the New Financing (as defined below), at a twenty-five percent (25%) discount to the offering price of the Common Stock in the New Financing. For example, if the Company were to sell shares of Common Stock in the New Financing at $2.00 per share, the Holder shall have the right to convert the Principal Amount of this Debenture and interest accrued into shares of Common Stock at $1.50 per share.  The Company shall provide twenty (20) calendar days written notice prior to any New Financing Date.

Section 7.               Any payment made by the Company to the Investor, on account of this Debenture shall be applied in the following order of priority: (i) first, to any amounts other than principal and accrued interest, if any, hereunder, (ii) second, to accrued interest, if any, through and including the date of payment, and (iv) then, to principal of this Debenture.

Section 8.               The outstanding principal of the loan evidenced by this Debenture shall not be prepaid.

Section 9.               The term "Maturity Date" means the earliest of (i) the date which is nine months from the Original Issue Date set forth above, (ii) the New Financing Date (as defined below) or (iii) the accelerated Maturity Date applicable in the case of any uncured Event of Default prior to Maturity.

Section 10.             The term "New Financing Date" means the first Business Day after the date on which the Company closes any equity, equity equivalent, or debt financing ("New Financing") in which the Company receives gross proceeds of at least Five Million Dollars ($5,000,000). All such gross proceeds are determined before deduction of any fees or other expenses or disbursements of any kind in connection with the relevant transaction, offering or placement of securities.

Section 11.              In the event of a Change of Control taking place otherwise than in connection with the New Financing, Holder, at its option, will have the right immediately prior to the Change in Control, to convert the Debenture into securities of the Company of the same class as those held by the persons acquiring control of the Company. The Company shall give Holder twenty (20) calendar days notice prior to the event of a Change of Control.

Section 12.              In the event that the Company shall propose at any time: (a) to declare any special dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not out of earnings or earned surplus; or (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or (c) sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of Debenture at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) above.

Section 13.             Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Debenture; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of this Debenture, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

Section 14.             Fractional Shares. No fractional share shall be issued upon the conversion of this Debenture. All shares of Common Stock (including fractions thereof) issuable upon conversion of this Debenture by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the board of directors of the Company).

Section 15.             This Debenture shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the state courts of the State of New York located in New York County and the United States District Court for the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non convenes, to the bringing of any such proceeding in such jurisdictions.

THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH HAS OR MAY HAVE TO A TRIAL BY JURY WITH RESPECT OF ANY LITIGATION BROUGHT BY ANY PARTY BASED ON ANY RIGHT, OBLIGATION, TERM OR COVENANT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR AGENTS.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

The parties hereby agree that facsimile or electronic (email) copies of each party’s signature on this Debenture will be accepted as original execution hereof by such party.

Section 16.             Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any notice of conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number (212) 658-9952), Attn: Xinghong Guo and Mark Tang, with a copy to facsimile number (212) 370-7889, Attn: Barry I. Grossman or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. New York, New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York, New York time) on any date and earlier than 11 :59 p.m. (New York, New York time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 17.             If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 18.             If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 19.             Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

"Business Day"    means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

"Change of Control"  as used herein shall mean the occurrence of the following events:

(i)          A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions occurring within a 90-day period of securities of the Company representing Beneficial Ownership (as defined below) of fifty (50%) percent or more of the combined voting power of the Company, then outstanding securities to any "Unrelated Person" or "Unrelated Persons" acting in concert with one another. For purposes of this definition, the term "Person" shall mean and include any individual, partnership, joint venture, association, trust corporation, or other entity including a "group" as referred to in Section l3( d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"). For purposes of this definition, the term "Unrelated Person" shall mean and include any Person other than the Company, a wholly-owned subsidiary of the Company, an existing shareholder, or an employee benefit plan of the Company; provided however, a sale of the Company's securities in a capital raising transaction shall not be a Change of Contro1.

(ii)         A sale, transfer, or other disposition through a single transaction or a series of transactions occurring within a 90-day period of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another.

(iii)        A change in the ownership of the Company through a single transaction or a series of transactions occurring within a 90-day period such that any Unrelated Person or Unrelated Persons acting in concert with one another become the "Beneficial Owner," directly or indirectly, of securities of the Company representing at least fifty-one (51%) percent of the combined voting power of the Company then outstanding securities. For purposes of this Agreement, the term "Beneficial Owner" shall have the same meaning as given to that term in Rule 13d-3 promulgated under the 1934 Act, provided that any pledge of voting securities is not deemed to be the Beneficial Owner of the securities prior to its acquisition of voting rights with respect to the securities.

(iv)        Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the Common Stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty-one (51%) percent of the combined voting power of the surviving corporation's then outstanding securities.

(v)         The irrevocable and perpetual licensing of all of the Company’s intellectual property to one Person through a single transaction or a series of transactions occurring within a 90-day period.

"Person"   means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

"Purchase Agreement"  means the Purchase Agreement, dated as of the date hereof, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Transaction Documents"  shall have the meaning set forth in the Purchase Agreement.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

CHINA SURE WATER (USA) INC.

By: ______________________________

Name: Xinhong Guo
Title: Chairman & Chief Executive Officer